Exhibit (a)(1)(D)

Solectron Corporation

Offer to Purchase for Cash

Up to $1.5 Billion Aggregate Principal Amount at Maturity
of its Outstanding

2 3/4% Liquid Yield Option Notes due 2020

(Zero Coupon-Senior) issued in May 2000
CUSIP No. 834182 AK3; ISIN No. US834182 AK32

at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 19, 2002, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF SECURITIES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

June 21, 2002

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Enclosed for your consideration is an Offer to Purchase dated June 21, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer by Solectron Corporation, a Delaware corporation (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”), up to $1.5 billion aggregate principal amount at maturity of its outstanding 2 3/4% Liquid Yield OptionTM Notes due 2020 (Zero Coupon-Senior) issued in May 2000 (the “2 3/4% LYONs”) at a purchase price not greater than $600 nor less than $580, per $1,000 principal amount at maturity, determined by the “Modified Dutch Auction” procedure described below.

      The maximum aggregate principal amount at maturity of 2 3/4% LYONs to be purchased in this Offer is referred to as the “Offer Amount.” The Offer Amount represents approximately 64% of the aggregate principal amount at maturity of the 2 3/4% LYONs outstanding as of June 20, 2002.

      Under the “Modified Dutch Auction” procedure, the Company will accept 2 3/4% LYONs validly tendered (and not withdrawn) in the Offer in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the above-described price range and will select the single lowest price so specified (the “Purchase Price”) that will enable the Company to purchase the Offer Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all 2 3/4% LYONs so tendered). The Company will pay the same Purchase Price for all 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer.

      In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, the Company will accept for payment at the Purchase Price all such 2 3/4% LYONs on a pro rata basis. The Company will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

      Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc.

      For your information and for forwarding to your clients for whom you hold 2 3/4% LYONs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated June 21, 2002.

2. A Letter of Transmittal for the 2 3/4% LYONs for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A printed form of letter which may be sent to your clients for whose accounts you hold 2 3/4% LYONs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer. This form will enable your clients to tender all 2 3/4% LYONs that they own.

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

      Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications, Inc., the Information Agent, at (866) 431-8992 or at the address set forth on the back cover of the Offer to Purchase, or to the Dealer Manager for the Offer, at (800) 223-2440 ext. 1-5722. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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